Exhibit 10.1

Seventh Amendment to the Co-Executive Chairman Compensation Plan

This Seventh Amendment (this “Amendment”) to the Co-Executive Chairman Compensation Plan between National Holdings Corporation, a Delaware corporation (the “Company”), and Robert B. Fagenson (the “Executive”), dated June 20, 2013, including the Annexes thereto, and as amended on June 6, 2014, October 31, 2014, October 1, 2015, December 29, 2015 and June 29, 2016 (the “Agreement”), is entered into and effective on the 21st day of September, 2016.

WHEREAS, the parties desire to amend the Agreement to extend the Term of the Agreement. Terms not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     The Term of the Agreement shall end on December 31, 2016.

2.     The Term of the Agreement shall be extended for successive 30 day periods (“Additional Period”) after December 31, 2016, unless one of the parties to the Agreement, at least five days prior to the end of the then current Additional Period, advises the other party that he or it, as the case may be, no longer wishes to extend the Term of the Agreement.

3.      Executive’s Base Salary during the Term set forth herein shall be at the rate of $180,000 per year.

4.      The first paragraph of the Agreement in the section entitled “Position/Duties” shall be deleted in its entirety and replaced by the following:

“During the Term, Executive shall serve as Vice-Chairman of the Company and shall also serve as President-Chief Executive Officer or Co-President-Co-Chief Executive Officer of the Company, as determined by the Board of Directors of the Company, and shall have such duties and responsibilities as are typically associated with such titles.”

5.      The paragraph entitled “Executive Committee” shall be deleted in its entirety and all references to it in the Agreement shall be null and void.

6.     As an inducement to have Mr. Fagenson continue working and not terminate his employment, the Company agrees to extend his employment as set forth above, provided that Mr. Fagenson agrees to take on the increased duties to mentor potential new members of management. In return for agreeing to the extension and the increased duties, the Company agrees to pay Mr. Fagenson the amount of $60,000, payable upon the amendment being fully executed.

7.     Except as specifically amended hereby, the Agreement shall remain in full force and effect.

This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth below.

NATIONAL HOLDINGS CORPORATION

/s/ Glenn C. Worman
By: Glenn C. Worman
Its: Chief Operating Officer
Date: September 21, 2016

EXECUTIVE

/s/ Robert B. Fagenson
By: Robert B. Fagenson
Date: September 21, 2016

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